Exhibit 10.1

Boston Time: 18:00 July 3, 2018 BeijingTime: 06:00 July 4, 2018 SETTLEMENT Agreement B E T W E E N : AMERICAN SUPERCONDUCTOR CORPORATION SUZHOU AMSC SUPERCONDUCTOR CO. LTD. AMSC AUSTRIA GMBH (formerly AMSC WINDTEC GMBH) And SINOVEL WIND GROUP CO. LTD

THIS AGREEMENT is made on 18:00 July 3, 2018, Boston time, and 06:00 July 4, 2018, Beijing time (“Effective Date”) AMONG: (1) AMERICAN SUPERCONDUCTOR CORPORATION,a company incorporated in Delaware, with its registered address at 114 East Main Street, Ayer, MA 01432, United States of America (“AMSC US”); (2) SUZHOU AMSC SUPERCONDUCTOR CO. LTD.,a company incorporated in China, with its registered address at 22# NEP, 369 Lushan Road, Suzhou, Jiangsu, PRC(“AMSC China”); (3) AMSC AUSTRIA GMBH, a company incorporated in Austria, with its registered address at FeldkirchnerStrasse 138, 9020 Klagenfurt, Austria (“AMSC Austria”) Original name: AMSC WINDTEC GMBH (“AMSC WINDTEC”) (4) SINOVEL WIND GROUP CO. LTD., a company registered in China, with its registered address at Culture Building, 59 Zhongguancun Street, Haidian District, Beijing, 100872, PRC (“SINOVEL”);

Each a “Party” and together “the Parties”.AMSC US, AMSC China and AMSC Austria collectively referred to as “AMSC”. A reference to a party or parties shall include all subsidiaries, controlled affiliates and assigns or successors in title to such Party or Parties and all employees under the control of a Party. WHEREAS (A) Between 2007 and 2011, AMSC China and/or AMSC Austria and Sinovel entered into a number of contracts, specified in Schedule 1and Schedule 4, whereby AMSC China and/or AMSC Austria was to supply Sinovel with hardware components and software for wind turbines (“Contracts”) and conducted joint development. (B) A number of disputes have arisen between AMSC and Sinovel which have resulted in litigation and arbitration Proceedings which are listed in Schedule 2 (“Proceedings”). IT IS AGREED: 1. SETTLEMENT 1.1 This Agreement is made in full and final settlement of the Proceedings, and any other civil claims, counterclaims, causes of action, rights and obligations, directly or indirectly relating to the subject matters of the Proceedings and Contracts (excluding matters related with AMSC’s PM3000 software source code). 1.2 The Parties each irrevocably release, and covenant not to sue, any of the other Parties or the 3 natural persons included in the currently pending case no.(2015) JING ZHI MIN CHU ZI NO.1135, in relation to any of the matters referred to in Clause 1.1, and each Party confirms that this Agreement shall be a complete defense to any such suits, effective upon payment of all amounts specified in Clause 4.0. In addition, on the Effective Date of this Agreement, AMERICAN SUPERCONDUCTOR CORPORATION, AMSC Austria and Sinovel shall enter into the Software License Agreement as set forth in Schedule 6. Subject to the full payment of the amount specified in Clause 4.1a, and unless and until AMSC’s duties under this Agreement are terminated pursuant to clause 7.9 below, AMSC grants Sinovel a non-exclusive license (without the right of sublicense) to: a) use, duplicate, modify and update AMSC’s 1.5MW PLC wind turbine control software (Versions C12 1.4.3, C12.1.5.0 and C12 1.5.1), in object and source code forms and its communication protocol and communication protocol object code, and b) use and duplicate AMSC’s PM3000 power converter software (Version 5650414R1), but only in object code form (individually and collectively, items a)-b) constitute the “Software”); such Software is licensed only for use in connection with Sinovel’s doubly fed wind turbines (including but not limited to the 1.5MW, 3MW and 5MW doubly fed wind turbines).

In addition, subject to the full payment of the amount specified in Clause 4.1a, and unless and until AMSC’s duties under this Agreement are terminated pursuant to clause 7.9 below, AMSC agrees not to sue Sinovel, Sinovel’s power converter suppliers or Sinovel’s customers for use of the communication protocol and communication protocol object code in connection with Sinovel wind turbines. 1.3 Nothing in Clauses 1.1 and 1.2 will prevent either Party from pursuing contractual or other legal remedies that do not pertain to the subject matters of the Proceedings. 2. TERMINATION OF THE PROCEEDINGS/WITHDRAWAL OF COMPLAINTS 2.1 Upon payment of the amount specified in Clause 4.1a, within two (2) business days, the Parties will submit withdrawal applications to the relevant courts/arbitration institutes administering Proceedings 1-4 listed in Schedule 2 to terminate each of such Proceedings1-4. The Parties will exchange copies of withdrawal applications for other Parties’ information. After receiving the confirmation documents, each Party shall provide the copy of confirmation documents to other Parties as soon as possible.

2.2 The Parties agree to bear their own costs, including costs in connection with the negotiation, execution and implementation of this Agreement and the costs of the Proceedings. 2.3 Subject to each Party complying with terms of this Agreement, each Party shall not re-institute any of the Proceedings or actions which it has agreed to terminate or withdraw, or any similar proceedings or actions relating to the same subject matter as the Proceedings. 2.4 Within the same business day when AMSC China receives SINOVEL’s payment of the amount specified in Clause 4.1a of this Agreement, AMSC shall notify the US Department of Justice (the “DOJ”), and Judge James D. Peterson and Richard A. Williams, Sr. U. S. Probation Officer, of the US District Court for the Western District of Wisconsin that (a) it has entered into this Agreement with SINOVEL for an agreed upon restitution amount of fifty-seven million five hundred thousand (57,500,000) USD with respect to the criminal actions listed in Schedule 3, and that AMSC China has received the payment of the amount specified in Clause 4.1a of this Agreement; and (b) upon Sinovel’s full payment of the amount specified in Clause 4.1a and Clause 4.1b of this Agreement, the restitution amount will be paid in full. In addition, within five (5) business days after AMSC China receives SINOVEL’s payment of the amount specified in Clause 4.1a of this Agreement, AMSC shall send a letter to the DOJ requesting that the DOJ consider dropping the charges against Su Liying and Zhao Haichun.

2.5 Effective upon payment of the amount specified in Clause 4.1a, unless and until SINOVEL fails to make full payment of the amount specified in Clause 4.1b, the Parties further agree that they will not initiate any new criminal complaint/action, in relation to any of the matters referred to in Clause 1.1, anywhere in the world. For the avoidance of doubt, nothing in this Agreement entitles any Party to release another Party from liability for any act which offends against the criminal law in any country of the world. If a Party does not comply with its obligations under this Agreement, then this requirement will not be binding upon any other affected Party. 2.6 If AMSC fails to timely perform its duties under Clauses 2.1 and 2.4 after receipt of payment of the amount specified in Clause 4.1a, and SINOVEL has submitted its withdrawal applications to the relevant courts and/or arbitral institutions administering Proceedings 1-2 listed in Schedule 2 as of such time, then (1) this Agreement and the Software License Agreement shall be terminated immediately, and (2) AMSC China shall return the $32.5million to SINOVEL.

3. Termination OF contracts 3.1 The Parties agree that all Contracts listed in the Schedule 1 and Schedule 4 shall be automatically terminated without further liability or obligation of any kind upon receipt by AMSC of full payment by Sinovel of the amount stipulated in Clause 4.0 below. Notwithstanding the termination of the Contracts, Sinovel shall be authorized to manufacture only doubly fed wind turbines using, upon the same terms and conditions as set forth in the Contracts, the technology previously transferred to Sinovel by AMSC under the Contracts (the “Transferred Technology”), but Sinovel shall not be authorized to use any AMSC software except as specifically provided in Clause 1.2 above and except for using 1.5MW, 3MW and 5MW PLC wind turbine control software and communication protocols, if any, previously provided by AMSC under the Development and License Agreements of Schedule 4, upon the same terms and conditions as set forth in the Development and License Agreements of Schedule 4. Sinovel shall not be authorized to use the Transferred Technology for any full conversion wind turbines. 3.2 The Parties hereby agree that AMSC shall no longer have any responsibility or liability for any kind of quality, warranty, indemnity, return, repair, maintenance and/or any other after sales service for products supplied to Sinovel under any of the Contracts between Sinovel and AMSC or for any technical services or technology provided to Sinovel under the Development and License Agreements between AMSC Austria and Sinovel or otherwise. In addition, the Parties agree that, upon payment of the amount in Clause 4.1a, AMSC will not deliver any and all the inventory, including goods retuned for repair or update, to SINOVEL according to the contracts listed in Schedule 1. SINOVEL is also released from the payment obligations thereof. The parties agree not to bring any further legal proceedings regarding aforementioned inventory goods. 4. payment obligation 4.0 The Parties agree that Sinovel shall pay AMSC China a total amount in RMB equivalent to fifty-seven million five hundred thousand (57,500,000) USD. 4.1 The Parties agree on the following payment obligation: a. Within one (1) business day of the Effective Date of this Agreement, Sinovel shall pay to AMSC China overdue payment with an amount in RMB equivalent to thirty-two million five hundred thousand (32,500,000) USD via bank wire transfer, the exchange rate shall be the USD middle rate published by the People’s Bank of China on the payment date; and

b. Within ten (10) months after Judge James D. Peterson delivers the first sentence against Sinovel, which is expected on July 6, 2018, Sinovel shall pay to AMSC China overdue payment with an amount in RMB equivalent to twenty-five million (25,000,000) USD via bank wire transfer, the exchange rate shall be the USD middle rate published by the People’s Bank of China on the payment date. Information of bank account is specified in Schedule 5. 5. CONFIDENTIALITY 5.0 The terms of this Agreement shall be held in complete confidence by each of the Parties and shall not be disclosed to any other person except: (a) to the auditors, legal advisers, insurers and/or group companies of that Party to whom the confidentiality obligations set out in this Agreement shall extend; or (b) where that Party is under a legal, regulatory or stock exchange obligation to make such disclosure, but limited to the extent of that obligation; or (c) to the extent that it is already in the public domain (other than as a result of a Party’s breach of this Agreement); or

(d) with the prior written consent of the other Parties. 5.1 The Parties acknowledge that within three (3) days after the Effective Date of this Agreement, they will each release an Announcement, which will include such Party’s quote in substantially the form as set forth in Schedule 7, stating that their disputes have been settled through the joint efforts of the Parties, but not disclosing the terms thereof unless obligated to do so by legal, regulatory or stock exchange obligations. After Effective Date of this Agreement, no Party will issue any press release or other discourse with the press related to the matters covered by this Agreement which is disparaging of any other Party. If further clarification is required after the Parties release the Announcement, each Party shall be obliged to help each other Party to provide such clarification, including but not limited to providing clarification in written document(s) or in person. Within seven (7) days of the Effective Date of this Agreement, Parties shall report about this settlement to its government respectively. 6. WARRANTIES 6.0 Each of the Parties represents and warrants to the others that this Agreement constitutes its legal valid and binding obligation and that it has full power and authority to enter into and perform.

7. GENERAL 7.0 This Agreement shall be binding on the Parties, their successors and assigns and the name of a Party appearing herein shall be deemed to include the names of any such successor or assign. 7.1 In the event that any of the provisions of this Agreement are held to be unenforceable or invalid, the validity and enforceability of the remaining provisions of this Agreement will remain unaffected. The Parties will negotiate in good faith a clause which is valid as nearly as possible to give effect to their intention in any clause which is held to be unenforceable or invalid, and if they fail to do so, the wording or a replacement provision shall be decided by arbitration under Clause 7.6 below. 7.2 Each of the Parties acknowledges that damages alone would not be an adequate remedy for any breach of this Agreement and that the remedies of injunction, specific performance, and other equitable relief for any threatened or actual breach of this Agreement are appropriate remedies. 7.3 Each Party confirms that this Agreement, together with the schedules, sets out the entire agreement and understanding between the Parties in relation to its subject matter thereto. In the event of any conflict between this Agreement and any other contracts, this Agreement shall prevail.

7.4 This Agreement may be executed in any number of counterparts, and this Agreement shall only become valid and effective once all of the Parties have executed it, whether manually or by facsimile. 7.5 This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be a) governed by, and construed in accordance with, the laws of Mainland China if the dispute is only between Sinovel and AMSC China, or b) governed by, and construed in accordance with, the law of Hong Kong for any other disputes. This Agreement is made in English and Chinese and both languages will have equal effect. 7.6 Any dispute, controversy or claim arising out of or relating to this Agreement (including the Schedules), including the validity, invalidity, breach or termination thereof (“Dispute”) shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted to the HKIAC in accordance with these Rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English and Chinese. Before instituting arbitration proceedings the Parties agree that their CEOs will first confer in a friendly manner to determine if the dispute can be amicably resolved. If after conferring for a period of two (2) weeks, the Parties have not amicably resolved the dispute, then any Party shall be entitled to institute arbitration proceedings pursuant to this clause.

7.7 Notwithstanding anything contained in this Agreement, a Party will not be in breach of this Agreement by failing to perform any obligation imposed upon it by virtue of this Agreement if to do so would involve it breaching the laws of the Peoples’ Republic of China, Austria, or the United States of America. 7.8 The Schedules hereto are made an integral part of this Agreement and are equally binding with the main body of the Agreement. In the event of any discrepancy between the main body of the Agreement and Schedules, the main body of the Agreement shall prevail. 7.9 In the event that SINOVEL fails to make full payment of the amount on the date specified in Clause 4.1a, this Agreement and the Software License Agreement are automatically cancelled. In the event that SINOVEL fails to make full payment of the amount on the date specified in Clause 4.1b, AMSC’s duties under this Agreement and the Software License Agreement shall automatically terminate and AMSC shall have no further obligations to SINOVEL under this Agreement and the Software License Agreement. However, any payment already made by SINOVEL will not be refundable, and SINOVEL shall still have the duties including to make payment of the outstanding amount, and to stop using the Licensed Software under this Agreement and the Software License Agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by signature of their respective authorized representative and/or by affixing their official seal on the date first written above. EXECUTED as an Agreement by ) AMERICAN SUPERCONDUCTOR CORPORATION ) /s/ Daniel P. McGahn acting by ) Daniel P. McGahn ) President and CEO EXECUTED as an Agreement by ) SUZHOU AMSC SUPERCONDUCTOR CO. LTD ) acting by ) /s/ Daniel P. McGahn ) (With official seal affixed Daniel Patrick McGahn EXECUTED as an Agreement by ) AMSC AUSTRIA GMBH ) /s/ Michael Messner acting by ) Michael Messner ) Managing Director EXECUTED as an Agreement by ) SINOVEL WIND GROUP CO. LTD ) acting by ) /s/ Ma Zhong and ) (With official seal affixed Ma Zhong

SCHEDULE 1: LIST OF CONTRACTS
附录 1：合同清单

Part One List of Purchase Contracts between Sinovel and AMSC China
第一部分华锐风电与超导中国签署《采购合同》清单

序号 Num	合同号 Contract Num	合同标的 Contract Subject	合同签订时间 Contract Conclusion Date
1	FDCG08045-01	1.5MW核心部件 1.5MW Core Components	2008.05.27
2	FDCG08045-02	300台PM3000S升级 Upgrade 300 Units PM3000S	2010.05.10
3	HCG3MW-09025-01	3MW核心部件 3MW Core Components	2009.09.29
4	HCG5MW-10007-01	5MW电控系统 5MW Electrical Control System	2010.03.11
5	HCG1.5MW-10016-01	1.5MW核心部件 1.5MW Core Components	2010.5.10
6	FDCG08045-02	300套PM3000S升级到PM3000W 300 Sets of PM3000S upgrade to PM3000W	2015.05.10
7	HCG1.5MW-09015-21	1.5MW核心部件备件 1.5MW Core Components Spare Parts	2009.10.15
8	HCG1.5MW-10015-11	1.5MW核心部件备件 1.5MW Core Components Spare Parts	2010.01.20
9	HCG1.5MW-10015-36	1.5MW核心部件备件 1.5MW Core Components Spare Parts	2010.11.05
10	HCG1.5MW-10016-01	1.5MW核心部件备件及软件 1.5MW Core Components and software	2010.05.10
11	HCG3MW-10015-13	3MW核心部件备件 3MW Core Components Spare Parts	2011.01.27

Parts Two List of Purchase Contracts between Sinovel and AMSC WINDTEC
第二部分华锐风电与超导温太克签署《采购合同》清单

Num 序号	Contract Num 合同号	Contract Subject 合同标的	Conclusion Date 签署时间
1	06.7IC014	1.5MW Core Components 1.5MW核心部件	2006.12.15
2	06.7IC015	1.5MW Core Components Software 1.5MW核心部件软件	2006.12.15
3	07.71C029	1.5MW Core Components Software 1.5MW核心部件软件	2007.04.06
4	FDCG07060	1.5MW Core Components 1.5MW核心部件	2007.12.24
5	FDCG07061	1.5MW Core Components Software 1.5MW核心部件软件	2007.12.24
6	FDCG08050	3MW Electrical Control System 3MW电控系统	2008.03.21
7	FDCG08051	3MW Core Components 3MW核心部件	2008.03.21
8	FDCG07006	1.5MW Core Components Spare Parts 1.5MW核心部件备件	2007.04.25
9	FDCG07020-01	1.5MW Core Components Spare Parts 1.5MW核心部件备件	2007.04.18
10	FDCG07020-02	1.5MW Core Components Spare Parts 1.5MW核心部件备件	2007.04.26
11	FDCG07020-03	1.5MW Core Components Spare Parts 1.5MW核心部件备件	2007.05.30
12	FDCG07020-04	1.5MW Core Components Spare Parts 1.5MW核心部件备件	2007.06.26

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12 FDCG07020-05 1.5MW Core Components Spare Parts 2007.07.31 13 FDCG07020-06 1.5MW Core Components Spare Parts 2007.08.31 14 FDCG07020-07 1.5MW Core Components Spare Parts 2007.08.31 15 FDCG07020-08 1.5MW Core Components Spare Parts 2007.12.05

SCHEDULE 2: LIST OF PROCEEDINGS Num. Case Name Authorities Citation 1 AMSC China v.Sinovel (including Sinovel’s counterclaims) Beijing Arbitration Commission (2011) JING ZHONG AN ZI NO. 0693 2 Sinovel v. AMSC China Beijing Arbitration Commission (2012) JING ZHONG AN ZI NO. 0157 3 AMSC China v. Sinovel Beijing High People’s Court (2015) GAO MIN ZHI ZHONG ZI NO. 3155 4 AMSC US, AMSC Austria and AMSC China v. Sinovel and its 3 employees Beijing IP Court (2015) JING ZHI MIN CHU ZI NO. 1135

SCHEDULE 3: PENDING CRIMINAL COMPLAINTS/ACTIONS Criminal Case Name Authorities United States v. Sinovel Wind Co., Ltd., Case Number 3:13-cr-00084-jdp The United States Department of Justice

SCHEDULE 4: LIST OF DEVELOPMENT AND LICENSE AGREEMENTS Num Contract Num Contract Subject Conclusion Date 1 Development of 3MW Wind Turbine 2007.02.06 2 Development of 5MW Wind Turbine 2007.02.06 3 Amendments of said 3MW,5MW Wind Turbine Development Agreements 2010.05.08 4 2MW Wind Turbine License Agreement 2010.05.10

SCHEDULE 5: PAYMENT INSTRUCTIONS
附录 5：付款指示

Information of AMSC China:

BENE' Full Name：Suzhou AMSC Super Conductor Co.,Ltd.

BENE' Address: 22 # NEP,369 Lushan Road,Suzhou Jiangsu 215129 P.R.C

Bank Name: [XXX]

Bank Address: [XXX]

ACCT NO: [XXX]

超导中国信息：

公司名称：苏州美恩超导有限公司

公司地址：苏州市高新区鹿山路 369 号国家环保产业园 22 栋 215129

开户行名称：[XXX]

银行地址：[XXX] 99 号

开户行帐号：[XXX]

Information of **AMERICAN SUPERCONDUCTOR CORPORATION**:

BENE' Full Name：	AMERICAN SUPERCONDUCTOR CORPORATION
BENE' Address:	114 East Main Street, Ayer, MA 01432, USA
Bank Name:	Silicon Valley Bank
Bank Address:	3003 TASMAN DRIVE, SANTA CLARA, CA 95054, USA
ACCT NO:	[XXX]
ROUTING&TRANSIT#:	121140399
SWIFT CODE:	SVBKUS6S

美国超导公司信息：

公司名称：	AMERICAN SUPERCONDUCTOR CORPORATION
公司地址:	114 East Main Street, Ayer, MA 01432, USA
开户行名称:	Silicon Valley Bank
银行地址:	3003 TASMAN DRIVE, SANTA CLARA, CA 95054, USA
账号:	[XXX]
ROUTING&TRANSIT#:	121140399
SWIFT CODE:	SVBKUS6S

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SCHEDULE 6: SOFTWARE LICENSE AGREEMENT

Software License Agreement Contract No. Sinovel – Windtec 2018001 Effective Date: **, 2018 This Software License Agreement (“this License Agreement”) is entered by and among: (1) AMERICAN SUPERCONDUCTOR CORPORATION,a company incorporated in Delaware, with its registered address at 114 East Main Street, Ayer, MA 01432, United States of America; (2) AMSC AUSTRIA GMBH, a company incorporated in Austria, with its registered address at Feldkirchner Strasse 138, 9020 Klagenfurt, Austria (3) SINOVEL WIND GROUP CO. LTD., a company registered in China, with its registered address at Culture Building, 59 Zhongguancun Street, Haidian District, Beijing, 100872, PRC (“SINOVEL”); Each a “Party” and together “the Parties”. AMERICAN SUPERCONDUCTOR CORPORATION and AMSC AUSTRIA GMBH individually and collectively referred to as “AMSC”. A reference to a party or parties shall include all subsidiaries, controlled affiliates and assigns or successors in title to such Party or Parties and all employees under the control of a Party.

1. Grant of License 1.1 AMSC grants Sinovel a non-exclusive license (without the right of sublicense) to: a) use, duplicate, modify and update AMSC’s 1.5MWPLC wind turbine control software (Versions C12 1.4.3, C12.1.5.0 and C12 1.5.1), in object and source code forms and its communication protocol and communication protocol object code, and b) use and duplicate AMSC’s PM3000 power converter software (Version5650414R1), but only in object code form (individually and collectively, items a)-b) constitute the “Licensed Software”); the Licensed Software is licensed only for use in connection with Sinovel’s doubly fed wind turbines (including but not limited to the 1.5MW, 3MW and 5MW doubly fed wind turbines). 1.2 The Parties agree that License granted under this License Agreement is valid and will remain in force on an ongoing basis, upon payment by Sinovel of the amount specified in Clause 4.1a of the Settlement Agreement entered into by the Parties, unless and until the granted License under this License Agreement is terminated pursuant to Clause 3 or Clause 7 below. The issues related with Licensed Software which occurred before the execution of this License Agreement shall be subject to the release and covenant not to sue stipulated in Clause 1 of the Settlement Agreement.

2. Warranty 2.1 Sinovel acknowledges that the Licensed Software has passed Sinovel’s evaluation and test before this License Agreement is signed. Sinovel acknowledges that the Licensed Software is provided with the function, characteristics, contents required to for use in Sinovel’s wind turbines. 2.2 AMSC gives no warranty on the Licensed Software, including the Licensed Software that has been modified by Sinovel at its own discretion. 3.License fee and payment 3.1 Provided that SINOVEL makes the payments in Clause 4.0 of the Settlement Agreement fully and timely, the license fee of the Settlement Agreement is zero. If SINOVEL fails to make the payment of any amount according to Clause 4.0 of the Settlement Agreement, the License granted hereby shall be immediately terminated, and AMSC shall have no further obligations to SINOVEL under this License Agreement. 4. Technical support 4.1 The Parties agree that Sinovel shall provide technical support to all the end users (within or outside the territory of the People’s Republic of China).

5. Intellectual property 5.1 The intellectual properties of the Licensed Software shall all belong to AMSC. 5.2 Within the scope as agreed in this License Agreement, if Sinovel has updated the Licensed Software, the copyright of the updated part belongs to Sinovel. The copyright of Sinovel on the updated part shall in no way affect the integral copyright enjoyed by AMSC on the Licensed Software. Sinovel will not assert against AMSC or any of its customers or licensees any intellectual property relating to the updated part of the Licensed Software. 6. Confidentiality 6.1 All the technical documents and Licensed Software of AMSC, including but not limited to the source and object codes of the Licensed Software, constitute trade secrets of AMSC. Without a written consent by AMSC, Sinovel shall not disclose the trade secrets of AMSC to any third party, or use such trade secrets beyond the agreed scope of this License Agreement. 7. Term

7.1 This License granted under this Agreement is valid upon payment by Sinovel of the amount specified in Clause 4.1a of the Settlement Agreement entered into by the Parties, and will remain in force unless and until the License is terminated pursuant to Clause 3.1 or Clause 7.2hereof. 7.2 This License Agreement may be terminated by sending a written notice to the other party if the other party materially breaches any provision of this License Agreement and fails to make an effective remedy to rectify such breach within 30 days after receipt of such notice. In addition, in the event that SINOVEL does not make the payment in the amount specified in Clause 4.1b of the Settlement Agreement entered into by the Parties within ten (10) months after Judge James D. Peterson delivers the first sentence against Sinovel, which is expected on July 6, 2018,the License granted under this License Agreement shall be automatically terminated. In such event, AMSC’s duties under this License Agreement shall be automatically terminated and AMSC shall have no further obligations to SINOVEL under this License Agreement. However, any payment already made by SINOVEL will not refundable. 7.3 Termination of this License Agreement before expiry for the reason specified in Article 7.2 shall not hinder the damaged party from seeking other remedies. 7.4 Upon termination of this License Agreement and/or the granted License under this License Agreement for any reason, Sinovel shall not continue using the Licensed

Software to produce wind turbines or other products. However, unless otherwise agreed by the parties, and except for a termination of granted License due to Sinovel’s non-payment of the amount specified in Clause 4.1b of the Settlement Agreement, Sinovel may continue to use and sell those wind turbines carrying the Licensed Software that have been produced and/or authorized prior to the termination of this License Agreement and/or the granted License under this License Agreement for the purpose or in a manner as agreed herein. 7.5 Clauses5, 6, 8 and any provision that continues to be valid as per its nature shall survive the termination of this License Agreement for any reason. 8. General Provisions 8.1 This License Agreement shall be binding on the Parties, their successors and assigns and the name of a Party appearing herein shall be deemed to include the names of any such successor or assign. 8.2 In the event that any of the provisions of this License Agreement are held to be unenforceable or invalid, the validity and enforceability of the remaining provisions of this Agreement will remain unaffected. The Parties will negotiate in good faith a clause which is valid as nearly as possible to give effect to their intention in any clause which is held to be unenforceable or invalid, and if they fail to do so, the wording or a replacement provision shall be decided by arbitration under Clause 8.6 below.

8.3 Each of the Parties acknowledges that damages alone would not be an adequate remedy for any breach of this License Agreement and that the remedies of injunction, specific performance, and other equitable relief for any threatened or actual breach of this License Agreement are appropriate remedies. 8.4 This License Agreement may be executed in any number of counterparts, and this License Agreement shall only become valid and effective once all of the Parties have executed it, whether manually or by facsimile. 8.5 This License Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of Hong Kong. This Agreement is made in English and Chinese and both languages will have equal effect. 8.6 Any dispute, controversy or claim arising out of or relating to this License Agreement, including the validity, invalidity, breach or termination thereof (“Dispute”) shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English and Chinese.

8.7 Any and all administrative procedure as well as the relevant fees and expenses applicable to the Licensed Software according to the governing law of this License Agreement, including but not limited to technique import formalities, shall be completed and borne by Sinovel. End of Text

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by signature of their respective authorized representative and/or by affixing their official seal on the date first written above. EXECUTED as an Agreement by ) AMERICAN SUPERCONDUCTOR CORPORATION ) /s/ Daniel P. McGahn acting by ) Daniel P. McGahn ) President and CEO EXECUTED as an Agreement by ) AMSC AUSTRIA GMBH ) /s/ Michael Messner acting by ) Michael Messner ) Managing Director EXECUTED as an Agreement by) SINOVEL WIND GROUP CO. LTD ) /s/ Ma Zhong acting by ) Ma Zhong (With official seal affixed )

SCHEDULE 7: ANNOUNCEMENT Sinovel and AMSC will each announce that both Parties have signed a Settlement Agreement on XX, 2018. This agreement was signed on July __, 2018 and is being performed by the Parties. Both Parties express that full performance of the Agreement, will enable them to settle the previous disputes. Statement to be included in Sinovel’s Press Release: Sinovel’s Chairman and CEO, Mr. Ma Zhong, said, “Sinovel and AMSC had excellent cooperation in the past years, which was beneficial for both parties who rapidly grew into important companies in the wind power industry, making positive contributions to not only the development of the wind power industry but also in promoting Sino-US cooperation and exchanges in the new energy area. Our cooperation grew with the explosive growth of the Chinese wind power market. We were confronted with inevitable shortfalls in our relations that needed to be dealt with by both parties. Regarding the commercial and IPR disputes which occurred during the cooperation, we have reached a Settlement Agreement based on our past successful cooperation, in the spirit of friendly consultation, sincerity, and understanding, and with eyes on future business. I am fully confident that both parties will rebuild mutual trust and start a new cooperative relationship.” We thank the Chinese, American, Austrian, and EU governments for their attention, understanding and support.

Statement to be included in AMSC’s Press Release: Mr. Daniel P. McGahn, President and CEO of AMSC, expressed that, “We valued the past cooperation between Sinovel and AMSC which was heralded as the example of Sino-US cooperation in the new energy area. Through Sinovel’s and AMSC’s joint efforts, we have signed a Settlement Agreement to settle the previous disputes in a constructive manner that we believe will enable us to move on with our respective businesses. This closes a challenging chapter for AMSC.” We thank the Chinese, American, Austrian, and EU governments for their attention, understanding and support.